FILED PURSUANT TO RULE 424(b)(7)

UNDER THE SECURITIES ACT OF 1933

IN CONNECTION WITH

REGISTRATION NO. 333-153583

PROSPECTUS SUPPLEMENT

dated August 14, 2013

(to Prospectus dated September 19, 2008)

KILROY REALTY CORPORATION

2,029,939 Shares of Common Stock

This prospectus supplement supplements our prospectus dated September 19, 2008, as previously supplemented on June 10, 2011, relating to the possible issuance of shares of common stock of Kilroy Realty Corporation, a Maryland corporation, to the holders of common units representing common limited partnership interests in Kilroy Realty L.P. and the possible resale of shares of common stock by these holders. The holders identified in this prospectus supplement were issued common limited partnership units in a private placement transaction and are entitled to tender their common units to Kilroy Realty, L.P. for cash redemption. We may elect to exchange the holders’ tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

August 14, 2013

The table of selling stockholders appearing under the caption “Selling Stockholders” beginning on page 38 of the prospectus, is hereby supplemented and, as appropriate, amended by the following information.

SELLING STOCKHOLDERS

The “selling stockholders” are the persons who may receive shares of our common stock registered pursuant to this prospectus. The following table sets forth information, as of August 14, 2013, with respect to the selling stockholders named below, and provides the maximum number of shares of common stock issuable to the selling stockholders in the exchange, the aggregate number of shares of common stock that will be owned by the selling stockholders after the exchange and the aggregate number of shares of common stock that may be resold pursuant to this prospectus. The number of shares on the following table represents the number of shares of common stock into which common units held by the selling stockholders named below are exchangeable. Because the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholder named below may from time to time offer the shares of common stock offered by this prospectus:

Name(1)	Shares of Common Stock Owned Prior to the	Maximum Number of Shares of Common Stock Issuable in the Exchange and Available for	Shares of Common Stock Owned Following the Exchange(2)		Number of Shares of Common Stock to be	Shares of Common Stock Owned after Resale(3)
	Exchange	Resale	Shares	Percent	Resold	Shares	Percent
USA Sunset Media 3, LLC(4)	—	10,630	10,630	*	10,630	—	—
USA Sunset Media 5, LLC(5)	—	16,303	16,303	*	16,303	—	—
Keith E. Adams and Kim Adams Family Trust(6)	—	12,757	12,757	*	12,757	—	—
USA Sunset Media 14, LLC(7)	—	23,395	23,395	*	23,395	—	—
USA Sunset Media 16, LLC(8)	—	17,012	17,012	*	17,012	—	—
David T. Russell Living Trust U/D/T 2/16/1999(9)	—	16,303	16,303	*	16,303	—	—
USA Sunset Media 27, LLC(10)	—	4,960	4,960	*	4,960	—	—
USA Sunset Media 29, LLC(11)	—	17,012	17,012	*	17,012	—	—

*	Less than one percent of the outstanding shares of common stock.

(1)

Additional selling securityholders not named in this prospectus supplement or the prospectus, as previously supplemented, will not be able to use the prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which the prospectus is a part.

(2)

Assumes that we exchange the common units of the selling stockholders for shares of common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to common stock or common units occur other than the exchange.

(3)

Assumes the selling stockholders sell all of their shares of common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder.

(4)

The Runes Living Trust dtd 5/83 is the sole member of USA Sunset Media 3, LLC. Gary W. Runes and Patricia R. Runes are the trustees of The Runes Living Trust dtd 5/83, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(5)

KNF Investments is the sole member of USA Sunset Media 5, LLC. Russ Norton, Wes Norton, Jack Keese and John Foster are general partners of KNF Investments, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(6)

Keith E. Adams and Kim D. Adams are the trustees of The Keith E. Adams and Kim Adams Family Trust, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(7)

The Matsuoka Family Trust is the sole member of USA Sunset Media 14, LLC. Emi Matsuoka and Judy Matsuoka-Sarina are the trustees of The Matsuoka Family Trust, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(8)

The Survivors Trust UTD 09-14-89 is the sole member of USA Sunset Media 16, LLC. Peter E. Pulis is the trustee of The Survivors Trust UTD 09-14-89, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(9)

David T. Russell is the trustee of The David T. Russell Living Trust U/D/T 2/16/1999, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(10)

Michael E. Emerson and Lezli T. Emerson are the members of USA Sunset Media 27, LLC, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.

(11)

Welsh Etter Investments Company is the sole member of USA Sunset Media 29, LLC. Frank H. Etter and James T. Welsh are the members of Welsh Etter Investments Company, with voting and disposition power of such securities, and may be deemed to have beneficial ownership over such securities.